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Exhibit 99.1

Press Release
For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER
(979) 849-6550

JULY 24, 2003

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS
EARNINGS FOR SECOND QUARTER 2003

ANGLETON, TX, JULY 24, 2003- Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $449 million for the quarter ended June 30, 2003, compared to $404 million in the same quarter of the prior year and $448 million in the previous quarter. Second quarter net income was $11.8 million, compared to $8.3 million in the same quarter of the prior year and $17.3 million in the previous quarter. Diluted earnings per share on a GAAP basis was $0.46 for the second quarter of 2003, compared to $0.33 for the second quarter of 2002 and $0.66 per share ($0.46 per share excluding a contract settlement gain)1 for the previous quarter.

"In many ways, Benchmark's second quarter performance exceeded our expectations. We improved our operational metrics, continued to realign our resources and leveraged our capacities effectively. Our second quarter new program bookings, quite impressively, were one of our highest ever," commented Cary T. Fu, President of Benchmark Electronics, Inc.

Second Quarter 2003 Financial Highlights

  •
  Cash balance at June 30, 2003 of $336 million.

  •
  Cash generated from operations was $29 million in the second quarter of 2003.

  •
  Accounts receivables decreased by $3 million during the quarter to $192 million.

  •
  Calculated days sales outstanding remained consistent at 39 days for the quarter.

  •
  Inventories decreased by $11 million during the quarter to $186 million.

  •
  Inventory turns increased to 8.9 from 8.4 in the previous quarter.

Third Quarter 2003 Guidance

  •
  Revenue in the third quarter of 2003 is expected to be between $445 million and $460 million.

  •
  We expect gross margins to be relatively flat in the third quarter of 2003 compared with the second quarter of 2003.

  •
  Earnings per share for the third quarter of 2003 are expected to be $0.44 to $0.48 per diluted share.

  •
  The tax rate for the remainder of 2003 is expected to be approximately 33%.

As previously disclosed, during the first quarter of 2003 we settled and released various claims arising out of customer manufacturing agreements and recorded a non-cash gain totaling

  $8.1 million ($5.5 million net of tax). Diluted earnings per share excluding the impact of the contract settlement gain was $0.46 for the quarter ending March 31, 2003 calculated as follows:

Diluted earnings for the quarter ended March 31, 2003	$18,149
Contract settlement gain, net of tax	(5,513)

Diluted earnings excluding contract settlement gain	$12,636

Diluted earnings per share excluding contract settlement gain	$0.46

Weighted average shares outstanding for diluted earnings per share	27,457

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words "expect," "estimate," "anticipate," "predict," and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark's global operations include facilities in eight countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00am CDT to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$448,948	404,375	897,418	733,563
Cost of sales	412,024	373,573	824,889	677,886

Gross profit	36,924	30,802	72,529	55,677
Selling, general and administrative expenses	16,442	16,122	32,914	30,298
Contract settlement	—	—	(8,108)	—
Asset write-offs	—	1,608	—	1,608

Operating income	20,482	13,072	47,723	23,771
Other income (expense):
Interest expense	(2,349)	(2,777)	(4,919)	(5,691)
Other	(148)	2,607	668	3,179

Total other expense, net	(2,497)	(170)	(4,251)	(2,512)

Income before income taxes	17,985	12,902	43,472	21,259
Income tax expense	6,233	4,644	14,389	7,653

Net income	$11,752	8,258	29,083	13,606

Numerator for basic earnings per share — net income	$11,752	8,258	29,083	13,606
Interest expense on 6% convertible debt, net of tax	786	—	1,610	—

Numerator for diluted earnings per share	$12,538	8,258	30,693	13,606

Denominator for basic earnings per share — weighted average number of common shares outstanding during the period	24,644	23,654	24,577	21,719
Incremental common shares attributable to exercise of outstanding dilutive options	786	1,037	868	866
Incremental common shares attributable to conversion of 6% convertible debt	1,995	—	1,995	—

Denominator for diluted earnings per share	27,425	24,691	27,440	22,585

Earnings per share:
Basic	$0.48	0.35	1.18	0.63

Diluted	0.46	0.33	1.12	0.60

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
June 30, 2003
(Amounts in Thousands)
(UNAUDITED)

Assets
Current assets:
Cash	$335,663
Accounts receivable, net	192,332
Inventories, net	185,822
Other current assets	21,014

Total current assets	734,831
Property, plant and equipment, net	84,677
Other assets, net	8,626
Goodwill, net	116,743

Total assets	$944,877

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of other long-term debt	$25,420
Accounts payable	222,308
Other current liabilities	63,665

Total current liabilities	311,393
Convertible subordinated notes	80,200
Other long-term debt, excluding current installments	7,020
Other long-term liabilities	6,941
Shareholders' equity	539,323

Total liabilities and shareholders' equity	$944,877

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BENCHMARK ELECTRONICS REPORTS EARNINGS FOR SECOND QUARTER 2003
Benchmark Electronics, Inc. and Subsidiaries
Consolidated Statements of Income (Amounts in Thousands, Except Per Share Data) (UNAUDITED)
Condensed Consolidated Balance Sheet June 30, 2003 (Amounts in Thousands) (UNAUDITED)